UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 18, 2005

The Immune Response Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-18006	33-0255679
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5931 Darwin Court, Carlsbad, California		92008
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(760) 431-7080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 22, 2005, we received notice from The Nasdaq Stock Market, Inc. that our shares will be delisted from the Nasdaq Capital Market effective at the open of business on Friday, November 25, 2005, based upon our failure to satisfy the $2,500,000 shareholders’ equity and $1.00 bid price requirements for continued listing.

Quotations on our common stock are expected to appear in the "Pink Sheets." The trading symbol for our common stock will remain IMNR. Our common stock may also be quoted in the future on the OTC Bulletin Board ("OTCBB") provided a market maker files the necessary application with the NASD and such application is cleared. We will disclose further trading venue information for our common stock when such information becomes available.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to our Standby Equity Distribution Agreement ("SEDA") dated July 15, 2005, we sold 1,448,576 shares of common stock to Cornell Capital Partners, LP ("Cornell Capital") on November 18, 2005. In accordance with the SEDA, the number of shares was calculated as $300,000 divided by $0.2071. We selected $300,000 as the gross advance for this particular SEDA transaction. The $0.2071 price per share was calculated, under the SEDA, by multiplying the lowest daily volume weighted average price (as quoted by Bloomberg L.P.) in the five-day trading period from November 11, 2005 to November 17, 2005 by 97%. From the indicated $300,000 gross advance, we actually received cash proceeds of $284,500, net of a 5% retainage fee and a $500 structuring fee.

We have stated in a SEC registration statement that the 3% discount and the 5% retainage fee constitute underwriting discounts, as does the $515,000 commitment fee (paid in the form of 725,353 shares of our common stock) which we paid to Cornell Capital in respect of the entire $15,000,000 SEDA commitment on July 15, 2005. The 1,448,576 shares were issued to Cornell Capital pursuant to the Securities Act Section 4(2) registration exemption.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Immune Response Corporation

November 23, 2005	By:	/s/ Michael K. Green

Name: Michael K. Green
Title: Chief Operating Officer & Chief Financial Officer